Filed Pursuant to Rule 433
Dated March 8, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	March 8, 2007
Settlement Date (Original Issue Date):	March 13, 2007
Maturity Date:	March 12, 2010
Principal Amount:	US$2,750,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.090%
All-in Price:	99.910%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$2,747,525,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Reuters
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.030%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 12th day of each March, June, September, and December, commencing June 12, 2007 (Short first coupon) and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated March 8, 2007
Registration Statement: No. 333-132807

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
CUSIP:	36962G2H6
ISIN:	36962G2H63
Common Code:	TBD

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.090% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Goldman, Sachs & Co.	$1,306,250,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	$1,306,250,000

Co-managers:
The Williams Capital Group, L.P.	$48,125,000
Blaylock & Company, Inc.	$34,375,000
Samuel A. Ramirez & Company, Inc.	$27,500,000
Utendahl Capital Group, L.L.C.	$27,500,000
Total	$ 2,750,000,000

GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the underwriters equal to 0.0285% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated March 8, 2007
Registration Statement: No. 333-132807

Additional Information:

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,
2002	2003	2004	2005	2006

1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriters participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. collect at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, or Investor Communications of the issuer at 1-203-357-3950.